Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our transactional net asset value (“Transactional Net Asset Value”) is used to determine the price at which we sell and repurchase our shares. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following table provides a breakdown of the major components of our Transactional Net Asset Value as of December 31, 2024 and September 30, 2024 ($ in thousands, except shares):

Components of Transactional Net Asset Value	December 31, 2024	September 30, 2024
Investments at fair value (cost of $2,799,929 and $2,506,587)	$3,031,886	$2,826,612
Cash and cash equivalents	342,132	291,591
Foreign currencies at fair value (cost of $414 and $4,459)	415	4,563
Other assets	148,622	11,017
Other liabilities	(276,267)	(363,544)
Accrued performance participation allocation	(6,642)	(33,038)
Management fee payable	—	—
Accrued shareholder servicing fees and distribution fees (1)	(2,630)	(2,275)
Transactional Net Asset Value	$3,237,516	$2,734,926
Number of outstanding shares	114,085,418	96,824,157

(1) Shareholder servicing fees apply only to Class S Shares, Class U Shares, Class D Shares, Class R-S Shares and Class R-D Shares. Distribution fees apply only to Class S Shares, Class R-S Shares and Class U Shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees and distribution fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees and distribution fees, as applicable, for the estimated life of the shares as an offering cost at the time we sell Class S Shares, Class U Shares, Class D Shares, Class R-S Shares and Class R-D Shares. As of December 31, 2024, we have accrued under GAAP $117,679 of shareholder servicing fees and distribution fees payable to the dealer-manager related to the Class S Shares, Class U Shares, Class R-D Shares and Class D Shares sold. As of September 30, 2024, we have accrued under GAAP $101,308 of shareholder servicing fees and distribution fees payable to the dealer-manager related to the Class S Shares, Class U Shares, Class R-D Shares and Class D Shares sold.

Effective January 1, 2025, the Company updated its Transactional Net Asset Value calculation methodology such that the Company may exclude from the calculation of Transactional Net Asset Value as of the relevant valuation date, tax liabilities of certain taxable subsidiaries through which the Company holds Infrastructure Assets that are contingent upon the expected manner of the divestment of the associated underlying Infrastructure Asset and are not expected to be recognized by the Company (although the current tax liabilities of any such taxable subsidiaries may be taken into account in determining the fair value of the associated underlying Infrastructure Assets).

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of December 31, 2024 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class S Shares	Class U Shares	Class R-D Shares	Class R Shares	Class D Shares	Class E Shares	Class F Shares	Class G Shares	Class H Shares	Total
Monthly Transactional Net Asset Value	$457,224	$524,754	$1,332,797	$21,712	$834,667	$31,404	$1	$34,955	$1	$1	$3,237,516
Number of outstanding shares	16,112,717	18,479,917	47,010,082	765,609	29,417,967	1,107,237	40	1,191,769	40	40	114,085,418
Transactional Net Asset Value per Share as of December 31, 2024	$28.38	$28.40	$28.35	$28.36	$28.37	$28.36	$29.33	$29.33	$31.07	$31.06

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of September 30, 2024 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class S Shares	Class U Shares	Class R-D Shares	Class R Shares	Class D Shares	Class E Shares	Class F Shares	Class G Shares	Class H Shares	Total
Monthly Transactional Net Asset Value	$244,448	$299,355	$1,320,040	$21,411	$825,633	$22,413	$1	$1,623	$1	$1	$2,734,926
Number of outstanding shares	8,652,114	10,587,646	46,754,980	758,156	29,221,814	793,618	40	55,709	40	40	96,824,157
Transactional Net Asset Value per Share as of September 30, 2024	$28.25	$28.27	$28.23	$28.24	$28.25	$28.24	$29.14	$29.14	$30.55	$30.55

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles GAAP Net Asset Value to our Transactional Net Asset Value as of December 31, 2024 and September 30, 2024 ($ in thousands):

	As of December 31, 2024	As of September 30, 2024
GAAP Net Asset Value	$3,122,467	$2,635,893
Adjustment:
Accrued shareholder servicing fees and distribution fees	115,049	99,033
Transactional Net Asset Value	$3,237,516	$2,734,926

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for Infrastructure Assets that are valued at fair value as of December 31, 2024 and September 30, 2024:

		As of December 31, 2024		As of September 30, 2024
Valuation Methodology & Inputs	Unobservable Input(s) (1)	Weighted Average (2)	Range	Weighted Average (2)	Range
Inputs to market comparables, discounted cash flow and transaction price/other	Illiquidity Discount	6.4%	5.0% - 10.0%	5.8%	5.0% - 10.0%
	Weight Ascribed to Market Comparables	1.2%	0.0% - 25.0%	1.4%	0.0% - 25.0%
	Weight Ascribed to Discounted Cash Flow	87.7%	0.0% - 100.0%	90.3%	0.0% - 100.0%
	Weight Ascribed to Transaction Price/Other	11.1%	0.0% - 100.0%	8.3%	0.0% - 100.0%

Market Comparables	Enterprise Value / Forward EBITDA Multiple	11.6x	11.6x - 11.6x	11.0x	11.0x - 11.0x

Discounted Cash Flow	Weighted Average Cost of Capital	9.7%	6.4% - 15.2%	9.6%	6.4% - 15.1%
	Enterprise Value / LTM EBITDA Exit Multiple	14.4x	7.0x - 24.0x	14.5x	7.0x - 23.0x

(1) In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. The Company’s manager (the “Manager”) has determined that market participants would take these inputs into account when valuing the investments. “LTM” means Last Twelve Months.

(2) Inputs are weighted based on fair value of the investments included in the range.

The Manager is ultimately responsible for our net asset value calculations.

Valuations involve subjective judgments and may not accurately reflect realizable value. The assumptions above are determined by the Manager and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our assets. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our asset values as of December 31, 2024 and September 30, 2024:

	As of December 31, 2024		As of September 30, 2024
Input	Hypothetical Change	Infrastructure Asset Values	Hypothetical Change	Infrastructure Asset Values
Weighted Average Cost of Capital	0.25% decrease	+2.32%	0.25% decrease	+2.68%
	0.25% increase	-2.28%	0.25% increase	-2.63%